EXHIBIT 99
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[ENERGY EAST LOGO]                                       ENERGY EAST CORPORATION


                                                         P.O. Box 12904
                                                         Albany, NY 12212-2904


                                                         (518) 434-3049



    ENERGY EAST CORPORATION AND CONNECTICUT ENERGY CORPORATION AGREE TO MERGE

             Merger Promotes Increased Competition in the Northeast

         Albany, NY, and Bridgeport, CT, April 23, 1999 -- The board of directors of Energy East Corporation (NYSE: NEG) and Connecticut Energy Corporation (CNE) (NYSE: CNE) today announced that the companies have signed a definitive merger agreement under which CNE will become a wholly-owned subsidiary of Energy East. The transaction, which is valued at $617 million, including the assumption of debt, will add 160,000 natural gas customers in southern Connecticut to Energy East's existing base of over one million customers.

         Shareholders of CNE will receive $42 per share, 50% payable in stock and 50% in cash. Shareholders will be able to specify the percentage of the consideration they wish to receive in stock and in cash, subject to proration. CNE shareholders who elect to receive stock will receive between 1.82 and 1.43 shares of Energy East stock for each share of CNE stock, depending on the average price of Energy East's stock during a 20-day period prior to closing. This equates to a collar of between $23.10 and $29.40 for Energy East shares. Based upon Energy East's closing price of $26.25 on April 22, 1999, the CNE shareholder would receive 1.60 Energy East shares for each CNE share. The transaction is expected to be tax-free to CNE shareholders to the extent they receive common stock of Energy East. The combination will be accounted for using the purchase method of accounting and is expected to be accretive in the first full year following closing.

         Under the agreement, one director of the CNE board will be elected to the Energy East board. The corporate headquarters for CNE will remain in Bridgeport and its major subsidiary, The Southern Connecticut Gas Company, would remain as the operating utility.

         Wes von Schack, chairman, president and chief executive officer of Energy East said, "We are excited to be combining forces with the people of CNE. Our combined focus on service excellence in the distribution of electricity and natural gas will enhance competition in the Northeast."

         "I am enthusiastic and thrilled by the opportunities this merger presents for our employees, customers and shareholders," said J.R. Crespo, chairman, president and chief executive officer of CNE and The Southern Connecticut Gas Company. "We will bring a strong, dynamic company into the state and the region. Such size and stature are necessary for success in the new competitive energy environment."

         Crespo will remain as chairman, president and chief executive officer of CNE and The Southern Connecticut Gas Company, and he will also serve in the same capacity with respect to Energy East Enterprises and XENERGY Enterprises, Energy East affiliates. "Joe's experience and knowledge will be critical to our success in meeting the challenges of competition," von Schack said.

         The merger is conditioned on, among other things, the approval of CNE shareholders and various regulatory agencies, including the Connecticut Department of Public Utility and the Securities and Exchange Commission. The companies anticipate that these approvals can be obtained within 12 months.

         Morgan Stanley Dean Witter acted as financial advisor to CNE. Chase Securities, Inc. acted as financial advisor to Energy East. LeBeouf, Lamb, Greene & MacRae, LLP acted as counsel to CNE, and Wachtell, Lipton, Rosen & Katz acted as counsel to Energy East.

         Energy East is an energy delivery, products and services company doing business in New York, Massachusetts, Maine and New Hampshire. Its largest subsidiary, New York State Electric & Gas Corporation (NYSEG) supplies, markets and delivers electricity and natural gas to over one million customers across more than 40% of upstate New York.

         Connecticut Energy Corporation, through its wholly-owned subsidiary, The Southern Connecticut Gas Company, delivers natural gas to 160,000 customers in 22 communities in southern Connecticut, including the cities of Bridgeport and New Haven.

         This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the ability to realize cost savings and the terms associated with obtaining regulatory approvals. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service territory, fluctuations in energy-related commodity prices, marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports.







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